Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$9,267,050	$1,193.60

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

November 2013 Registration Statement No. 333-180289 Pricing Supplement Dated November 1, 2013 Filed Pursuant to Rule 424(b)(2)

$9,267,050 Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.

Principal at Risk Securities

Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment at an annual rate of 18.80% of the stated principal amount, with respect to each determination date on which the closing price of the underlying shares is greater than or equal to 65% of the initial share price, which we refer to as the downside threshold level. In addition, if the closing price of the underlying shares is greater than or equal to the initial share price on any of the first three determination dates, the securities will be automatically redeemed for an amount per security equal to the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date. If the securities have not been previously redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not been previously redeemed and the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and will receive (i) physical delivery of shares or (ii) at our option, the cash value of those shares as of the final determination date. The value of those shares will be significantly less than the stated principal amount of the securities and could be zero. As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. Accordingly, the securities do not guarantee any return of principal at maturity. The securities are intended for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risks of principal loss and receiving few or no contingent quarterly payments over the 3-year term of the securities. Investors will not participate in any appreciation of the underlying shares. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Underlying shares:	The common stock of Netflix, Inc.
Aggregate principal amount:	$9,267,050
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	November 1, 2013
Original issue date:	November 6, 2013
Maturity date:	November 6, 2014, subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement
Early redemption:	If, on any of the first three determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•   If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment at an annual rate of 18.80% of the stated principal amount per security (corresponding to 4.70% (or $0.470) per quarter per security) on the related contingent payment date.

•   If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	February 3, 2014, May 1, 2014, August 1, 2014 and November 3, 2014 (the final determination date), each subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	(i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date
Physical Delivery Amount:	A number of underlying shares calculated by the calculation agent by dividing the stated principal amount by the initial share price. The physical delivery amount is subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Downside threshold level:	$214.21, which is equal to 65% of the initial share price, rounded to two decimal places.
Initial share price:	$329.56, which was the closing price of the underlying shares on the pricing date, as determined by the calculation agent
Final share price:	The closing price of the underlying shares on the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Note Terms—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Estimated Initial Value:	The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The estimated initial value was calculated on the pricing date. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, it any.”
CUSIP:	40434B875
ISIN:	US40434B8752
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$9,267,050.00	$139,005.75	$9,128,044.25
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.15 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”

The estimated initial value of the securities on the pricing date is $9.71 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 9 of this document for additional information.

Investment in the securities involves certain risks. See “Risk Factors” beginning on page 9 of this pricing supplement, page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the notes, or determined that this pricing supplement or the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Stock-Linked Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Stock-Linked Underlying Supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

The prospectus supplement dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus dated March 22, 2012 at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due November 6, 2014 Based on the Performance of the Common Stock of Netflix, Inc., which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly payment at an annual rate of 18.80% of the stated principal amount with respect to each quarterly determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 65% of the initial share price, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date (which is the third business day after the related determination date) or the maturity date, as applicable. It is possible that the closing price of the underlying shares could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly payments.

If the determination closing price is greater than or equal to the initial share price on any of the first three determination dates, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment with respect to the related determination date. If the securities have not previously been redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final share price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and receive (i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date. The value of those shares (or that cash) will be less than 65% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment. In addition, investors will not participate in any appreciation of the underlying shares.

November 2013	Page 2

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly payment at an annual rate of 18.80% of the stated principal amount with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to 65% of the initial share price, which we refer to as the downside threshold level. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent quarterly payment, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any of the first three determination dates, the determination closing price is greater than or equal to the initial share price.

▪     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.

▪     The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlying shares from the initial share price.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final share price is less than the downside threshold level.

▪     The payment due at maturity will be (i) the physical delivery amount in shares, or (ii) at our option, the cash value of those shares as of the final determination date.

▪     Investors will lose a significant portion, and may lose all, of their principal in this scenario.

November 2013	Page 3

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the determination closing price and (2) the final share price.

Diagram #1: First Three Determination Dates

November 2013	Page 4

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 6.

November 2013	Page 5

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:
Hypothetical Initial Share Price:	$100.00
Hypothetical Downside Threshold Level:	$65.00, which is 65% of the initial share price
Contingent Quarterly Payment:	18.80% per annum (corresponding to $0.470 (or 4.70%) per quarter per security)[1]
Stated Principal Amount:	$10 per security

1 The actual contingent quarterly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day count basis. The contingent quarterly coupon of $0.470 is used in these examples for ease of analysis.

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than or equal to the hypothetical initial share price of $100 on one of the first three determination dates. Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$100.00	—*	$10.470	$90.00	$0.470	N/A
#2	N/A	N/A	N/A	$55.00	N/A	N/A
#3	N/A	N/A	N/A	$120.00	—*	$10.470
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The Early Redemption Payment includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪	In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price. You would receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.470 = $10.470

In this example, the early redemption feature limits the term of your investment to approximately three months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments.

▪	In Example 2, since the determination closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.470 with respect to such determination date. You would receive no contingent payment with respect to the second determination date, since the determination closing price on that determination date is less than the downside threshold level. The securities are automatically redeemed following the third determination date, as the determination closing price on the third determination date is greater than the initial share price. Following the third determination date, you would receive an Early Redemption Payment of $10.470, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately nine months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying shares have appreciated by 20% from its initial share price on the third determination date, you only receive $10.470 per security and do not benefit from such appreciation.

November 2013	Page 6

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Payment
#1	$60.00	N/A	N/A	$60.00	N/A	N/A
#2	$55.00	N/A	N/A	$55.00	N/A	N/A
#3	$40.00	N/A	N/A	$40.00	N/A	N/A
Final Determination Date	$30.00	N/A	N/A	$90.00	$0.470*	N/A
Payment at Maturity	$3.00			$10.470

* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪	In Example 3, the closing price of the underlying shares remains below the downside threshold level throughout the term of the securities. As a result, you would not receive any contingent payments during the term of the securities and, at maturity, you would be fully exposed to the decline in the closing price of the underlying shares. As the final share price is less than the downside threshold level, you would receive the physical delivery amount or, at our option, the cash value thereof, each as of the final determination date, calculated as follows:

In this example, the value of the shares you would receive at maturity is significantly less than the stated principal amount.

▪	In Example 4, although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you would receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.470 = $10.470

In this example, although the final share price represents a 10% decline from the initial share price, you would receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.470 per security at maturity.

November 2013	Page 7

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page S-1 of the Stock-Linked Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying shares. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your notes in cash if the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level. If the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and you will receive for each security that you hold at maturity a number of shares of the underlying shares equal to the physical delivery amount (or, at our option, the cash value of such shares as of the final determination date). If you receive shares of the underlying shares at maturity, the value of the stock is expected to be significantly less than the stated principal amount of the securities and or may have no value at all.
▪	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, is less than the downside threshold level on the related determination date. A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price or the final share price is greater than or equal to the downside threshold level on the related determination date. If the determination closing price or the final share price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.
▪	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying shares. Unless the final share price is less than the downside threshold level, you will receive at maturity the stated principal amount plus the contingent quarterly coupon payment with respect to the final determination date, regardless of any appreciation in the value of the underlying shares, which may be significant. The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level. It is possible that the closing price of the underlying shares could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlying shares during the term of the securities.
▪	The securities may be called prior to the maturity date. If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following our exercise of the call provision.
▪	The amounts payable on the securities are not linked to the price of the underlying shares at any time other than on the determination dates, including the final determination date. The payments on the securities will be based on the closing price of the underlying shares on each determination date, subject to postponement for non-trading days and certain market disruption events. Even if the market price of the underlying shares appreciates prior to an applicable determination date but then drops on that day to a price that is below the downside threshold level, the contingent quarterly payment on the securities will not be paid. Similarly, the payment at maturity will be less, and may be significantly less, than it would have been had the securities been linked to the price of the underlying shares on a date prior to the final determination date. Although the actual price of the underlying shares on the maturity date or at

November 2013	Page 8

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

other times during the term of the securities may be higher than the price on one or more determination dates, the payments on the securities will be based solely on the price of the underlying shares on the determination dates.
▪	Single stock risk. The price of the underlying shares can rise or fall sharply due to factors specific to that underlying shares and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the underlying shares, whether the determination closing price has been below the downside threshold level on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the final share price of the underlying shares, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the final share price and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.
▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.
▪	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares. As a holder of the securities, you will not have any ownership interest or rights in the underlying shares, such as voting rights, dividend payments or other distributions. In addition, Netflix, Inc. will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the underlying shares and the securities.

▪	No affiliation with Netflix, Inc. We are not affiliated with Netflix, Inc. We have not made any independent investigation of the adequacy or completeness of the information about Netflix, Inc. contained in this pricing supplement. You should make your own investigation into the underlying shares and Netflix, Inc. We are not responsible for Netflix, Inc.’s public disclosure of information, whether contained in SEC filings or otherwise.
▪	There is limited anti-dilution protection. For certain events affecting the underlying shares, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.
▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

November 2013	Page 9

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.
▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately three months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.
▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the underlying shares and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.
▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares. Some of our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlying shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

November 2013	Page 10

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial share price, the downside threshold level, the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to any determination closing price or the final share price and the payment that you will receive upon an automatic early redemption or at maturity, if any. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you upon an automatic early redemption or at maturity.
▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.
▪	In some circumstances, the payment you receive on the securities may be based on the common stock of another company and not Netflix, Inc. Following certain corporate events relating to the issuer of underlying shares where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Additional Information About the Securities – Additional Provisions – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

November 2013	Page 11

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Information about the Underlying Shares

Netflix, Inc. is an Internet subscription service for watching TV shows and movies. Subscribers can instantly watch unlimited TV shows and movies streamed over the Internet to their TVs, computers and mobile devices, and in the United States, subscribers can receive standard definition DVDs and Blu-ray Discs delivered to their homes. The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Netflix, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 0001065280 through the Securities and Exchange Commission’s website at.www.sec.gov. In addition, information regarding Netflix, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on November 1, 2013:

Bloomberg Ticker Symbol:	NFLX	52 Week High (on 10/22/2013):	$389.16
Current Share Price:	$329.56	52 Week Low (on 12/4/2012):	$74.50
52 Weeks Ago:	$79.09

This document relates only to the securities offered hereby and does not relate to the underlying shares or other securities of Netflix, Inc. We have derived all disclosures contained in this document regarding Netflix, Inc. stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Netflix, Inc. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding Netflix, Inc. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Netflix, Inc. could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying shares.

November 2013	Page 12

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Historical Information

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying shares for each quarter in the period from January 1, 2009 through November 1, 2013. The closing price of the underlying shares on November 1, 2013 was $329.56. The associated graph shows the closing prices of the underlying shares for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares should not be taken as an indication of their future performance, and no assurance can be given as to the price of the underlying shares at any time, including on the determination dates.

Netflix, Inc. Common Stock	High ($)	Low ($)	Period End ($)	Dividends ($)
2009
First Quarter	44.40	28.78	42.92	-
Second Quarter	50.24	36.25	41.34	-
Third Quarter	48.20	37.93	46.17	-
Fourth Quarter	61.65	44.31	55.14	-
2010
First Quarter	75.65	48.52	73.74	-
Second Quarter	127.95	73.62	108.65	-
Third Quarter	174.38	95.33	162.16	-
Fourth Quarter	209.24	147.39	175.70	-
2011
First Quarter	247.55	173.5	237.33	-
Second Quarter	277.66	224.48	262.69	-
Third Quarter	304.79	107.64	113.16	-
Fourth Quarter	128.5	62.37	69.29	-
2012
First Quarter	133.39	70.19	115.04	-
Second Quarter	114.80	60.70	68.47	-
Third Quarter	86.65	52.81	54.44	-
Fourth Quarter	97.75	54.35	92.78	-
2013
First Quarter	197.62	90.70	189.41	-
Second Quarter	248.85	159.01	211.09	-
Third Quarter	320.00	212.07	309.21	-
Fourth Quarter (through November 1, 2013)	389.16	282.95	329.56	-

We make no representation as to the amount of dividends, if any, that Netflix, Inc. may pay in the future. As an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Netflix, Inc.

Netflix, Inc. Common Stock – Daily Closing Prices November 1, 2008 to November 1, 2013

November 2013	Page 13

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions

Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40434B875
ISIN:	US40434B8752
Minimum ticketing size:	100 securities
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “payment at maturity” in this pricing supplement except that the accelerated contingent quarterly payment will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final determination date for purposes of determining the final share price. If a market disruption event exists with respect to the underlying stock on that scheduled trading day, then the accelerated final determination date for the underlying stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final determination date). The accelerated maturity date will then be the third business day following the postponed accelerated final determination date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

Business day:	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment when offices or settlement systems are closed:	If any payment is due on the securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.
Tax considerations:

Prospective investors should note that the discussion under the section called “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price”; and

•      will hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      certain dealers and traders in securities, commodities or foreign currencies;

•      investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•      U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

November 2013	Page 14

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

•      real estate investment trusts;

•      tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of the underlying shares should an investor receive the underlying shares at maturity. Investors should consult their tax advisers regarding the potential U.S. federal income tax consequences of the ownership and disposition of the underlying shares.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security could be treated as a single financial contract that provides for a contingent quarterly payment. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. Subject to the limitations described herein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a single financial contract that provides for a contingent quarterly payment.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether the issuer of the underlying shares would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the underlying shares were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the underlying shares, and consult your tax adviser regarding the possible consequences to you if the issuer of the underlying shares is or becomes a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      an individual who is a citizen or resident of the United States, for U.S. federal income tax purposes;

•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•      an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal

November 2013	Page 15

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities for cash at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly payment, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. The deductibility of capital losses is subject to limitations. A U.S. Holder that, upon maturity of the securities, receives the underlying shares and cash in lieu of any fractional share should generally be treated as recognizing capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional share and the pro rata portion of the U.S. Holder’s tax basis in the securities that is allocable to such fractional share, based on the amount of cash received and the fair market value of the underlying shares received, as of the final determination date of the securities. Although no assurances can be provided in this regard, the U.S. Holder may generally expect not to recognize any gain or loss with respect to any underlying shares received. The U.S. Holder should generally have a basis in the underlying shares equal to the U.S. Holder’s tax basis in the securities, other than any amount allocated to a fractional share. The holding period for such underlying shares should start on the day after receipt.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. If a security were treated as a single debt instrument, the security would be treated as a single contingent short-term debt instrument, which would result in tax consequences that are different from those described above. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could assert that any gain or loss that a U.S. Holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

November 2013	Page 16

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;

•      a foreign corporation; or

•      a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•      certain former citizens or residents of the United States; or

•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed U.S. Treasury Department regulations, certain payments or deemed payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount),

November 2013	Page 17

Contingent Income Auto-Callable Securities due November 6, 2014

Based on the Performance of the Common Stock of Netflix, Inc.
Principal at Risk Securities

dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners or otherwise establishes an exemption. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or otherwise establishes an exemption.

These withholding and reporting requirements will generally apply to payments made after June 30, 2014. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014. Holders are urged to consult with their own tax advisers regarding the possible implications of this recently enacted legislation on their investment in the securities.

Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.15 for each security they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

Validity of the securities:

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the securities offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such securities will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

November 2013	Page 18